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                                                                   EXHIBIT 99(a)

[CMS ENERGY LOGO]                                                   News Release
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                     CMS ENERGY REACHES SETTLEMENT WITH CFTC

     JACKSON, Mich., Nov. 25, 2003 - CMS Energy (NYSE:CMS) announced today that it has reached a settlement agreement with the Commodity Futures Trading Commission (CFTC) on a previously disclosed matter regarding the inaccurate reporting of natural gas trading information to energy industry publications.

     The CFTC approved today an order settling an administrative action against two CMS Energy subsidiaries, CMS Marketing, Services and Trading (MST) and CMS Field Services. The affected CMS Energy subsidiaries will pay a fine of $16 million. In the settlement, the Company neither admits nor denies the findings in the CFTC's order.

     The settlement resolves the CFTC investigation involving CMS Energy companies.

     CMS Energy disclosed on November 4, 2002 that an internal review initiated by the parent Company found that certain employees of CMS MST, then based in Houston, Texas, and of CMS Field Services, then based in Tulsa, Okla., had engaged in the inaccurate reporting of natural gas trades. At that time, the Company also announced that these subsidiaries had permanently stopped providing trade data to energy industry publications.

     The Company has cooperated with the CFTC's investigation and with other appropriate federal agencies. The CFTC order recognizes CMS Energy's cooperation.

     None of those involved in the inaccurate reporting are employed now by CMS Energy. CMS Energy has exited the wholesale energy trading business, closed its Houston office, and is phasing out the remaining CMS MST operations. It sold CMS Field Services earlier this year.

     CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com
Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395 Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590